Exhibit 99.1

CytomX Therapeutics Reports Second Quarter 2024 Financial Results and Provides Business Update

- CX-904 (EGFR-CD3 PROBODY® T-cell engager) Phase 1a enrollment continues, primarily focused in PDAC, NSCLC, and HNSCC. Program update expected by the end of 2024 -

- Phase 1 clinical study of CX-2051, an EpCAM targeting PROBODY® ADC, is ongoing. Study is currently enrolling third cohort with enrollment focused primarily in colorectal cancer (CRC); initial data anticipated in the first half of 2025 -

- First clinical site active for Phase 1 study of CX-801, an interferon alpha-2b PROBODY® cytokine, as monotherapy and in combination with KEYTRUDA® in solid tumors; initial data anticipated in 2025 -

- Management to hold conference call today at 5 p.m. EDT / 2 p.m. PDT -

SOUTH SAN FRANCISCO, Calif., August 8, 2024 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of masked, conditionally activated biologics, today reported second quarter 2024 financial results and provided a business update.

“We are encouraged by the initial CX-904 Phase 1a data we shared in the second quarter that demonstrated single agent anti-cancer activity and a favorable therapeutic window for the high potential and previously undruggable target combination of EGFR and CD3, underscoring the potential of our PROBODY therapeutic platform,” said Sean McCarthy, D.Phil., chief executive officer and chairman of CytomX.

“Based on our clinical observations for CX-904 to date, patient enrollment is now principally focused in pancreatic cancer, where we have already shown confirmed partial responses, and in non-small cell lung cancer and head and neck cancer. We are highly focused on generating additional data during the second half of 2024 and look forward to ongoing strategic dialogue with our global development partner Amgen.”

“During the second quarter we also made rapid progress in early Phase 1 dose escalation for CX-2051 and have reached our third dose level, keeping us on track for initial data to be shared externally in the first half of 2025. Also during the second quarter, we opened our first clinical site for CX-801, setting the stage for multiple clinical data readouts over the next 12 to 18 months from our multi-modality, differentiated PROBODY therapeutic pipeline,” continued Dr. McCarthy.

Second Quarter Business Highlights and Recent Developments

Pipeline

CX-904, PROBODY® T-cell-engager (TCE) targeted to EGFRxCD3; ongoing enrollment into Phase 1a dose escalation continues focused in PDAC, NSCLC, and HNSCC.

•
In May 2024, the Company announced (Link) positive initial Phase 1 dose escalation data in 35 heavily pre-treated patients (median of 4 prior lines of therapy) with advanced metastatic solid tumor types that are generally known to express EGFR. CX-904 demonstrated a favorable and manageable safety profile and initial signs of anti-tumor activity, including 2 of 6 (33%) efficacy-evaluable pancreatic cancer patients with confirmed partial responses per RECIST 1.1 and translational data supporting the CX-904 mechanism of action.
•
CX-904 Phase 1a dose escalation continues, with future enrollment focused in PDAC, HNSCC and NSCLC and on determining a recommended Phase 1b dose or doses.

CX-2051, an EpCAM-directed PROBODY® antibody drug conjugate; Phase 1 dose escalation continues, initial data expected in 2025.

•
In April 2024, the first patient was dosed as part of the Phase 1 dose escalation study of CX-2051 in patients with solid tumors generally known to express EpCAM.
•
The third cohort has been opened in the Phase 1 study and dose escalation continues with initial enrollment focused primarily in CRC.

CX-801, PROBODY® interferon-alpha 2b; Phase 1a dose escalation study initiated.

•
The first clinical site has been activated in the CX-801 Phase 1 dose escalation study in patients with solid tumors including melanoma, renal, and head and neck squamous cell carcinoma. The Phase 1 study will evaluate safety and signs of clinical activity for CX-801 monotherapy and for CX-801 in combination with KEYTRUDA.
•
In April 2024, the Company announced a clinical collaboration agreement with Merck to supply KEYTRUDA for combination with CX-801 in the Phase 1 study.

CytomX continues to make progress in its R&D partnerships.

•
CytomX has multiple active research and development partnerships and more than 10 ongoing research programs with major biotechnology and pharmaceutical companies (Amgen, Astellas, Bristol Myers Squibb, Moderna, and Regeneron).
•
In 2024 to-date, CytomX has achieved $10.0 million in preclinical milestones under its multi-target T-cell Engager collaboration with Astellas related to two separate PROBODY® TCE programs.

Corporate

Chris Ogden promoted to Chief Financial Officer.

Mr. Ogden joined CytomX in August of 2021 as Vice President, Finance and Accounting and has since served in roles of increasing responsibility spanning finance, accounting, investor relations, capital raising, information technology, and facilities, most recently as Senior Vice President, Finance and Accounting. Mr. Ogden joined CytomX after a 16-year tenure at Eli Lilly and Company, where he held senior financial leadership positions, including most recently as chief financial officer of Lilly Diabetes.

Priorities and Key Milestones:

•
CX-904 (EGFRxCD3):
o
Continued Phase 1a dose escalation in PDAC, HNSCC and NSCLC focused on the selection of recommended Phase 1b dose(s)
o
Ongoing strategic dialogue with CytomX partner, Amgen
o
A CX-904 Phase 1 program update is expected by the end of 2024, including a potential decision to initiate Phase 1b expansion cohorts in specific EGFR positive tumor types
•
CX-2051 (EpCAM):
o
Continued Phase 1 dose escalation in solid tumors, primarily CRC
o
Initial Phase 1a data expected in the first half of 2025
•
CX-801 (IFNα2b):
o
Continued Phase 1 dose escalation progress in solid tumors including melanoma, renal, and head and neck squamous cell carcinoma
o
Initial Phase 1a data expected in 2025

Q2 2024 Financial Results

Cash, cash equivalents and investments totaled $137.2 million as of June 30, 2024, compared to $150.3 million as of March 31, 2024. Cash inflows in the quarter included $10.0 million from milestone payments earned in the Astellas collaboration and $4.8 million of proceeds raised through our At-the-market (ATM) facility. Operational cash uses in the quarter included a one-time milestone payment of $5.0 million to AbbVie (formerly ImmunoGen) for the Phase 1 initiation of CX-2051.

Total revenue was $25.1 million for the three months ended June 30, 2024 compared to $24.7 million for the corresponding period in 2023. The increase in revenue was driven primarily by a higher percentage of completion of research activities related to the Regeneron and Moderna collaborations.

Research and development expenses increased by $4.5 million for the three months ended June 30, 2024 to $25.2 million, compared to $20.7 million for the corresponding period of 2023. This was primarily due to the milestone payment to AbbVie (formerly ImmunoGen) related to the Phase 1 initiation of CX-2051.

General and administrative expenses increased by $1.0 million for the three months ended June 30, 2024 to $8.4 million compared to $7.4 million for the corresponding period of 2023, primarily due to higher consulting services, personnel costs, and intellectual property related expenses.

Conference Call & Webcast

CytomX management will host a conference call and simultaneous webcast today at 5 p.m. EDT (2 p.m. PDT) to discuss the financial results and provide a business update. Participants may access the live webcast of the conference call from the Events and Presentations page of CytomX’s website at https://ir.cytomx.com/events-and-presentations. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call. An archived replay of the webcast will be available on the company’s website.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated, masked biologics designed to be localized to the tumor microenvironment. By pioneering a novel pipeline of localized biologics, powered by its PROBODY® therapeutic platform, CytomX’s vision is to create safer, more effective therapies for the treatment of cancer. CytomX’s robust and differentiated pipeline comprises therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (“ADCs”), T-cell engagers, and immune modulators such as cytokines. CytomX’s clinical-stage pipeline includes CX-904, CX-2051 and CX-801. CX-904 is a masked, conditionally activated T-cell-engaging bispecific antibody targeting the epidermal growth factor receptor (EGFR) on tumor cells and the CD3 receptor on T cells. CX-904 is partnered with Amgen in a global co-development alliance. CX-2051 is a masked, conditionally activated ADC directed toward epithelial cell adhesion molecule (EpCAM) and armed with a topoisomerase-1 inhibitor payload. CX-2051 has potential applicability across multiple EpCAM-expressing epithelial cancers and was discovered in collaboration with ImmunoGen, now part of AbbVie. CX-801 is a masked interferon alpha-2b PROBODY® cytokine with broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors. CytomX has established strategic collaborations with multiple leaders in oncology, including Amgen, Astellas, Bristol Myers Squibb, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and X (formerly Twitter).

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to the future potential of partnerships or collaboration agreements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including CX-904, CX-2051, and CX-801, the potential benefits or applications of CytomX’s PROBODY® therapeutic platform, CytomX’s or its collaborative partners’ ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-904, CX-2051 and CX-804 and the timing of initial and ongoing data availability for our clinical trials, including CX-904, CX-2051 and CX-801, and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel PROBODY® therapeutic technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials, including initial CX-904 results, may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-904, CX-801, and CX-2051; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; possible regulatory developments in the United States and foreign countries; and the risk that we may incur higher costs than expected for research and development or unexpected costs and expenses. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a U.S. registered trademark of CytomX Therapeutics, Inc.

Company Contact:

Chris Ogden

SVP, Chief Financial Officer

cogden@cytomx.com

Investor Contact:

Precision AQ (formerly Stern Investor Relations)

Stephanie Ascher

Stephanie.Ascher@precisionaq.com

Media Contact:

Redhouse Communications

Teri Dahlman

teri@redhousecomms.com

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues	$25,115	$24,724	$66,578	$48,223
Operating expenses:
Research and development	25,172	20,671	47,224	41,846
General and administrative	8,395	7,401	16,149	15,378
Total operating expenses	33,567	28,072	63,373	57,224
Income (Loss) from operations	(8,452)	(3,348)	3,205	(9,001)
Interest income	1,971	2,308	4,165	4,635
Other (expense) income, net	(2)	(47)	(12)	(32)
Income (Loss) before income taxes	(6,483)	(1,087)	7,358	(4,398)
Provision for income taxes	51	—	101	—
Net Income (loss)	(6,534)	(1,087)	7,257	(4,398)
Other comprehensive income (loss):
Unrealized (loss) gain on investments, net of tax	6	9	(99)	25
Total comprehensive income (loss)	$(6,528)	$(1,078)	$7,158	$(4,373)

Net income (loss) per share:
Basic	$(0.08)	$(0.02)	$0.09	$(0.07)
Diluted	$(0.08)	$(0.02)	$0.09	$(0.07)
Shares used to compute net income (loss) per share
Basic	84,880,632	66,536,202	83,455,047	66,393,391
Diluted	84,880,632	66,536,202	84,115,530	66,393,391

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2024	2023
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$43,247	$17,171
Short-term investments	93,935	157,338
Accounts receivable	2,775	3,432
Prepaid expenses and other current assets	3,123	4,995
Total current assets	143,080	182,936
Property and equipment, net	3,316	3,958
Intangible assets, net	656	729
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	10,225	12,220
Other assets	76	83
Total assets	$159,219	$201,792
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$611	$1,458
Accrued liabilities	13,620	17,599
Operating lease liabilities - short term	4,861	4,589
Deferred revenue, current portion	123,766	132,267
Total current liabilities	142,858	155,913
Deferred revenue, net of current portion	36,710	80,048
Operating lease liabilities - long term	6,885	9,385
Other long term liabilities	3,993	3,893
Total liabilities	190,446	249,239
Stockholders' deficit:
Convertible preferred stock	—	—
Common stock	1	1
Additional paid-in capital	684,967	675,905
Accumulated other comprehensive (loss) income	(4)	95
Accumulated deficit	(716,191)	(723,448)
Total stockholders' deficit	(31,227)	(47,447)
Total liabilities and stockholders' deficit	$159,219	$201,792
(1)
The condensed balance sheet as of December 31, 2023 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.